UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8–K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2018

ELEVEN BIOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36296	26-2025616
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 First Street, Suite 1800 Cambridge, MA		02142
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (617) 444-8550
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                 ☒

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2018, Eleven Biotherapeutics, Inc. (the “Company”) announced that the Board of Directors (the “Board”) of the Company appointed Richard F. Fitzgerald, age 54, the Company’s Interim Chief Financial Officer, as the Company’s Chief Financial Officer, Secretary and Treasurer, effective immediately.
In connection with Mr. Fitzgerald’s appointment, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Fitzgerald, which provides that his employment will continue until either the Company or Mr. Fitzgerald provides notice of termination in accordance with the terms of the Employment Agreement. In addition, the Company entered into non-competition, non-solicitation, confidentiality and assignment agreement with Mr. Fitzgerald, which prohibits him from competing with the Company, soliciting the Company’s employees and customers and disclosing confidential information during the term of his employment and for a specified time thereafter.
Pursuant to the Employment Agreement, Mr. Fitzgerald is entitled to receive an annual base salary of $305,000. In connection with his employment, the Company granted Mr. Fitzgerald options to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.93 per share. In addition, Mr. Fitzgerald is eligible to receive an annual cash bonus, which is based on the achievement of individual and corporate performance objectives, calculated as a percentage of his annual base salary, and which will be determined by the Company’s Board, in its sole discretion. Mr. Fitzgerald’s target annual bonus is 30% of his annual base salary.
Mr. Fitzgerald has served as the Company’s Interim Chief Financial Officer since October 2017. He previously served as a consultant to private life science based companies from July 2017 through October 2017. He also previously served as the Chief Financial Officer of PAVmed Inc. (Nasdaq: PAVM) from October 2015 through March 2017 during which time PAVmed Inc. completed its initial public offering and listing on the NASDAQ Stock Market LLC. From April 2009 to October 2015, Mr. Fitzgerald was the Chief Financial Officer of TechPrecision Inc. (OTCBB: TPCS), a global manufacturer of precision large-scale components for the medical device, defense and energy industries. From 2002 to 2008, he served in various senior financial roles culminating in the role of Vice President and Chief Financial Officer of Nucleonics Inc., a venture-backed biotechnology company and early pioneer within the field of RNAi therapeutics whose assets were sold to Alnylam Pharmaceuticals Inc. (Nasdaq:ALNY) in December 2008. During his tenure at Nucleonics, he served as co-Chair of the Biotechnology

Industry Organization’s (BIO) National CFO and Tax VP Committee, supporting federal tax and finance lobbying efforts, and was active in the Association of Biotechnology Financial Officers. From 1995 to 2002, Mr. Fitzgerald served in the corporate development office and, from 1998 to 2002, as Director of Corporate Development for Exelon Corporation (formerly PECO Energy), an energy generator and distributor, where he managed business development efforts, mergers and acquisitions, including the $18 billion merger with Unicom Corp. and the rollup of utility contractors which led to the formation of InfraSource (NYSE: IFS). From 1985 to 1995, Mr. Fitzgerald served as a Senior Manager in the Audit and Transaction Services Group of Coopers & Lybrand LLP (now PricewaterhouseCoopers). He is a member of the American and Pennsylvania Institutes of Public Accounting and a founding member of the Bucknell University Business Advisory Board. Mr. Fitzgerald received his B.S. in Business Administration and Accounting from Bucknell University.
There are no family relationships between Mr. Fitzgerald and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
The description of the Employment Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated January 23, 2018, by and between Eleven Biotherapeutics, Inc. and Richard Fitzgerald

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 25, 2018

Eleven Biotherapeutics, Inc.

By:	/s/ Stephen A. Hurly
Stephen A. Hurly
President and Chief Executive Officer